EXHIBIT 5.1

OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP

December 16, 2015

Axsome Therapeutics, Inc.
25 Broadway

9th Floor

New York, New York 10004

Re:                                   Axsome Therapeutics, Inc. - Registration Statement on Form S-8 for 4,491,507 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Axsome Therapeutics, Inc., a Delaware Corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 4,491,507 shares of Common Stock (the “Shares”) under the Company’s 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment and implementation of the 2015 Plan.  Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to the (a) provisions of option agreements duly authorized under the 2015 Plan and in accordance with the Registration Statement, or (b) duly authorized restricted stock units or other stock-based awards under the 2015 Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 2015 Plan or the Shares.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP